Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Glendale, California – March 9, 2006 — DreamWorks Animation SKG, Inc. (NYSE:DWA), today announced results for the fourth quarter and full year ending December 31, 2005. In the fourth quarter, the Company reported net income of $63.2 million, or $0.61 per share on a fully diluted basis, bringing net income for the full year 2005 to $104.6 million or $1.01 per share on a fully diluted basis. These results compare to the fourth quarter of 2004 when the Company recorded net income of $192.0 million, or $1.99 per share on a fully diluted basis and net income of $333.0 million, or $4.05 per share on a fully diluted basis for the full year 2004. The Company noted that its distribution agreement with DreamWorks Studios was in effect for all of fiscal year 2005 as compared to only the last three months of fiscal year 2004.

Incorporated in the results for the quarter were two off-setting items including a $0.27 per share increase associated with a tax benefit on film projects previously written off in 2003 for financial statement purposes, as well as an additional $25.1 million write-off for Wallace & Gromit: The Curse of the Were-Rabbit that resulted in an approximate $0.15 per share reduction to fourth quarter EPS.

“The fourth quarter was primarily driven by the home video performance of Madagascar, which finished as one of the best selling home video titles of 2005,” commented Jeffrey Katzenberg, DreamWorks Animation’s CEO. “Together with our early 2005 release of Shark Tale, which according to industry sources finished in the top four domestic selling home video titles of the year, our CG films remain among the leading products in this highly competitive home video market.”

Revenue for the fourth quarter 2005 totaled $172.9 million. Madagascar contributed approximately $152.3 million of revenue primarily driven by home video sales. Additional revenue from Shark Tale contributed $5.7 million in the quarter. The remaining revenue for the quarter came from library and other films, which contributed approximately $14.9 million.

Cost of revenue for the fourth quarter totaled $109.1 million. Included in the cost of revenue for the quarter is the aforementioned charge of $25.1 million due to the lower-than-expected home video performance for Wallace & Gromit: The Curse of the Were-Rabbit.

“Despite achieving critical acclaim, commercially Wallace & Gromit: The Curse of the Were-Rabbit did not perform as well as expected in a highly competitive release period,” added Katzenberg. “While we remain cautious with the state of the overall home video market, we believe that this result was primarily a title specific issue for a film that did not achieve the level of consumer awareness that we had hoped.”

Although Wallace & Gromit: The Curse of the Were-Rabbit was released on home video on February 7, 2006, the Company is required to re-evaluate its inventory as of December 31, 2005 to the extent it has not yet filed its Annual Report on Form 10-K. As a result, the additional write-down of the film is captured in the Company’s fourth quarter and full year 2005 results. The charge represents the difference between the film inventory on the Company’s balance sheet and the discounted cash flows the film is expected to generate in the future. This charge is in addition to the previous write-down of $3.9 million, or $0.04 per share, that the Company incurred in the third quarter of 2005.

Selling, general and administrative expenses in the fourth quarter were approximately $15.7 million, which included costs from Sarbanes-Oxley compliance and legal fees related to pending litigation. Stock compensation expense totaled $2.6 million reflecting a downward adjustment to previously-granted equity awards that vest upon achievement of performance criteria. The Company reported fourth quarter operating income of approximately $48.1 million.

As previously mentioned, the Company also recognized a tax benefit in the fourth quarter associated with two previously discontinued film projects – Tortoise and the Hare and Tusker. Both films were written off for book purposes in 2003. Because DreamWorks Animation plans to abandon the rights to these films in 2006, it receives the associated tax benefit at this time. This has resulted in an increase to net income of approximately $28.0 million, or $0.27 per share, in the fourth quarter.

Looking ahead to 2006, the Company will not provide EPS guidance going forward but expects this year’s results to be primarily driven by its next film, Over the Hedge, set for domestic release on May 19, 2006. The Company will not recognize any significant revenue or earnings for this film until costs are recouped by its distributor. Depending on the box office success of the film, it is possible that the majority of the Company’s earnings for 2006 will occur when the title is released on home video in the fourth quarter of 2006. DreamWorks Animation’s second film in 2006, Flushed Away, is set for release in November. However, as is typical with the Company’s fall releases, the Company does not expect to recognize revenue for the film in 2006.

On January 31, 2006, the Company entered into a new distribution deal with Paramount Pictures. The transition of all marketing and distribution for future DreamWorks Animation films is underway with Over the Hedge being the Company’s first film released under this new agreement. All of the Company’s current home video releases will continue to be distributed through its previous distribution partner until the end of the second quarter 2006. At that time, Paramount will take responsibility for the marketing and distribution of all DreamWorks Animation titles.

As part of the new agreement, DreamWorks Animation will be taking over several corporate functions that were historically provided by DreamWorks Studios under a Services Agreement. Assuming these activities, as well as the compensation cost associated with new members of the Company’s senior management team, this will likely increase the Company’s SG&A by approximately 15% over the $76.5 million amount reported for 2005. As previously disclosed, Paramount has agreed to annually reimburse DreamWorks Animation in predetermined amounts for the period that DreamWorks Animation delivers new films to Paramount under the new distribution agreement, which is intended to offset incremental expenses on a cash basis related to the change in the Company’s distributor.

Items related to the fourth quarter and full year 2005 results will be discussed in more detail on the Company’s fourth quarter and fiscal year end 2005 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, March 9, 2006, at 4:30 p.m. (EST). Investors can access the call by dialing 800-473-6123 in the U.S. and 973-582-2745 internationally and entering 7033873 as the conference ID number. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will also be available shortly after the call ends on March 9, 2006 through March 23, 2006. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 7033873 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of eleven animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar and Wallace & Gromit: The Curse of the Were-Rabbit. DreamWorks Animation’s newest release, Over the Hedge, opens in theaters May 19, 2006.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the transition to a new distribution and servicing partner, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our annual report on Form 10-K for fiscal year 2004, our quarterly reports on Form 10-Q for the first, second and third quarters of 2005, and, when filed, our annual report on Form 10-K for fiscal year 2005. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

**FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31,
	2005	2004
	In thousands
Assets
Cash and cash equivalents	$403,796	$63,134
Trade accounts receivable, net of allowance for doubtful accounts	10,186	14,683
Receivable from affiliate, net of allowance for doubtful accounts	97,991	384,230
Receivables from employees	1,082	1,634
Film inventories, net	535,886	519,926
Property, plant and equipment, net of accumulated depreciation and amortization	85,293	85,997
Deferred costs, net of amortization	3,005	3,741
Income taxes recoverable	35,851	6,569
Deferred taxes, net	80,175	93,343
Goodwill	34,216	34,216
Prepaid expenses and other assets	25,695	11,881

Total assets	$1,313,176	$1,219,354

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$7,201	$3,863
Payable to affiliate	2,667	—
Payable to stockholder	73,789	70,643
Accrued liabilities	55,014	65,537
Other advances and unearned revenue	30,863	32,225
Obligations under capital leases	2,264	2,993
Universal Studios advance	75,000	75,000
Bank borrowings and other debt	117,267	139,207

Total liabilities	364,065	389,468
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	946,170	826,945

Total liabilities and stockholders’ equity	$1,313,176	$1,219,354

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended December 31,		Years ended December 31,
	2005	2004	2005	2004
	In thousands except per share amounts		In thousands except per share amounts
Operating revenue	$172,895	$495,699	$462,316	$1,078,160
Costs of revenue	109,086	171,683	270,989	566,209

Gross profit	63,809	324,016	191,327	511,951
Selling, general and administrative expenses	15,669	41,502	76,452	73,196

Operating income	48,140	282,514	114,875	438,755
Interest income (expense), net	2,349	(2,586)	7,850	(15,814)
Other income, net	1,484	623	4,065	385
Increase in income tax benefit payable to stockholder	(6,031)	—	(14,713)	—

Income before provision (benefit) for income taxes	45,942	280,551	112,077	423,326
Provision (benefit) for income taxes	(17,292)	88,542	7,492	90,326

Net income	$63,234	$192,009	$104,585	$333,000

Basic net income per share	$0.61	$2.02	$1.01	$4.09
Diluted net income per share	$0.61	$1.99	$1.01	$4.05
Shares used in computing net income per share
Basic	103,297	94,885	103,107	81,432
Diluted	104,089	96,304	104,062	82,151

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Years ended December 31,
	2005	2004
	In thousands
Operating activities
Net income	$104,585	$333,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and write off of film inventories	262,691	312,694
Stock compensation expense	17,732	21,533
Depreciation and amortization	7,789	6,664
Revenue earned against advances and unearned revenue	(39,266)	(51,423)
Deferred taxes, net	12,120	(93,343)
Change in operating assets and liabilities:
Trade accounts receivable	4,497	117,646
Receivables from employees	552	846
Receivable from affiliate for Distribution Agreement	286,239	(384,781)
Film inventories	(278,362)	(405,157)
Prepaid expenses and other assets	(13,814)	(11,714)
Payable to stockholder	3,146	70,643
Accounts payable and accrued expenses	(7,736)	5,516
Payable to affiliate for Services Agreement	3,218	551
Income taxes	(29,441)	(6,569)
Advances and unearned revenues	37,904	40,242

Net cash provided by (used in) operating activities	371,854	(43,652)

Investing activities
Purchases of property, plant, and equipment	(5,114)	(1,084)
Purchase of short-term investments	(21,800)	—
Sale of short-term investments	21,800	—

Net cash used in investing activities	(5,114)	(1,084)

Financing activities
Net transfers to DreamWorks Studios	—	(230,009)
Bank borrowings and other debt	4,597	16,622
Increase in debt allocated from DreamWorks Studios	—	29,712
Deferred debt costs	—	(2,700)
Payments on capital leases	(729)	(739)
Proceeds from the initial public offering	—	635,525
Receipts from exercise of stock options	3,450	3,053
Excess tax benefits from employee equity awards	2,571	—
Purchase of treasury stock	(8,195)	(431)
Payments on bank borrowings and allocated debt	(27,772)	(456,378)
Universal Studios advance and HBO debt	—	113,174

Net cash provided by (used in) financing activities	(26,078)	107,829

Increase in cash and cash equivalents	340,662	63,093
Cash and cash equivalents at beginning of period	63,134	41

Cash and cash equivalents at end of period	$403,796	$63,134